June 2009

Filed pursuant to Rule 433 and dated May 21, 2009 relating to
Preliminary Pricing Supplement No. 111 dated May 21, 2009 to
Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Commodities
Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of underlying assets and asset classes, including equities, commodities and currencies while providing limited protection against negative performance of the asset.  Once the asset has decreased in value by more than a specified buffer amount, the investor is exposed to the negative performance of the asset, subject to a minimum payment at maturity.  At maturity, (i) if the asset has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the asset, (ii) if the asset has depreciated in value, but the asset has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par and (iii) if the asset has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity. The Buffered PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	June 30, 2011
Underlying index:	S&P GSCITM Agricultural Index—Excess Return
Aggregate principal amount:	$
Payment at maturity:
At maturity, you will receive an amount per Buffered PLUS equal to:
•    If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•    If the final index value is less than or equal to the initial index value but greater than or equal to 90% of the initial index value, meaning the index has declined in value by an amount less than or equal to the buffer amount of 10%:
$1,000
•    If the final index value is less than 90% of the initial index value, meaning the index has declined in value by an amount greater than the buffer amount of 10%:
($1,000 x index performance factor) + $100
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.

Leverage upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The official settlement price of the underlying index on the pricing date
Final index value:	The official settlement price of the underlying index on the index valuation date
Index valuation date:	June 23, 2011, subject to adjustment for certain market disruption events
Buffer amount:	10%
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$1,320 to $1,360 per Buffered PLUS (132% to 136% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (see “Commissions and Issue Price” below)
Pricing date:	June , 2009
Original issue date:	June , 2009 (5 business days after the pricing date)
CUSIP:	617482FS8
ISIN:	US617482FS84
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	$1,000	$17.50	$982.50
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $992.50 per Buffered PLUS.  Please see “Syndicate Information” on page  for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 111 dated May 21, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK. FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208006

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities
Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities can use the Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011 (the “Buffered PLUS”):

▪	To gain access to commodities and provide diversification of underlying asset class exposure

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario

▪	To achieve similar levels of exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlying index

Maturity:	2 years

Leverage factor:	200%

Maximum payment at maturity:	$1,320 to $1,360 per Buffered PLUS (132% to 136% of the stated principal amount), to be determined on the pricing date.

Buffer amount:	10%

Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)

Coupon:	None

S&P GSCITM Agricultural Index—Excess Return Overview

The S&P GSCI™ Agricultural Index - Excess Return is a sub-index of the S&P GSCI™ Index - Excess Return and represents only the agricultural components of the S&P GSCI™ Index - Excess Return, which we refer to as the S&P GSCI™ Index - ER.  The S&P GSCI™ Agricultural Index - Excess Return is a global production weighted index of certain agricultural commodities in the world economy.

Information as of market close on May 20, 2009:

Bloomberg Ticker:	SPGCAGP

Current Index Level:	60.4129

52 Weeks Ago:	82.4445

52 Week High (on 6/26/2008):	98.0550

52 Week Low (on 12/5/2008):	46.2921

Underlying Index Historical Performance – Daily Closing Values January 2, 2004 to May 20, 2009

June 2009	Page 2

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 2 year investment offers 200% leveraged upside on the positive performance of the underlying index, subject to a maximum payment at maturity of $1,320 to $1,360 per Buffered PLUS (132% to 136% of the stated principal amount), and provides a buffer against a decline of 10% in the underlying index, ensuring a minimum return of $100 per Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of positive performance.
Payment Scenario 1
The underlying index increases in value and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 200% of the index percent increase, subject to a maximum payment at maturity of $1,320 to $1,360 per Buffered PLUS (132% to 136% of the stated principal amount).

Payment Scenario 2	The underlying index declines in value by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Payment Scenario 3
The underlying index declines in value by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 10%.  (Example: if the underlying index decreases in value by 25%, the Buffered PLUS will redeem for $850, or 85% of the stated principal amount.)  The minimum payment at maturity is $100 per Buffered PLUS.

Summary of Selected Key Risks (see page 9)

▪	90% of the principal amount is at risk.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying index or the commodities futures contracts that underlie the underlying index.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the value and volatility of the underlying index and the commodities futures contracts that underlie the underlying index.

▪	The Buffered PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.

▪	Several factors have had and may in the future have an effect on the value of the underlying index.

▪	The underlying index may in the future include contracts that are not traded on regulated futures exchanges.

▪	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying index and the value of the Buffered PLUS.

▪
The Buffered PLUS will not be listed on any securities exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	An investment in the Buffered PLUS will expose you to concentrated risk to agricultural commodities.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS.

▪	Adjustments to the underlying index by the underlying index publisher could adversely affect the value of the Buffered PLUS.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

June 2009	Page 3

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the index valuation date.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June , 2009	June , 2009 (5 business days after the pricing date)	June 30, 2011
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P GSCITM Agricultural Index—Excess Return
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”)
Original issue price:	$1,000 per Buffered PLUS (see “Syndicate Information” on page 6)
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Interest:	None
Aggregate principal amount:	$
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
At maturity, you will receive an amount per Buffered PLUS equal to:
•    If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•    If the final index value is less than or equal to the initial index value but greater than or equal to 90% of the initial index value, meaning the value of the index has declined by an amount less than or equal to the buffer amount of 10%:
$1,000
•    If the final index value is less than 90% of the initial index value, meaning the value of the index has declined by an amount greater than the buffer amount of 10%:
($1,000 x index performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	200%
Buffer amount:	10%
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The official settlement price of the underlying index on the pricing date
Final index value:	The official settlement price of the underlying index on the index valuation date
Index valuation date:	June 23, 2011, subject to adjustment for certain market disruption events
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$1,320 to $1,360 per Buffered PLUS (132% to 136% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Risk factors:	Please see “Risk Factors” on page 9.

June 2009	Page 4

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482FS8
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered PLUS offered under this document and is superseded by the following discussion.

Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected, the following U.S. federal income tax consequences should result based on current law:
• a U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange, and

•    upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in swaps or futures contracts on the underlying index or on the commodity contracts that underlie the underlying index.  Such purchase activity could increase the value of the underlying index, and therefore the value at which the underlying index must close on the index valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

June 2009	Page 5

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Syndicate Information
Issue price of the Buffered PLUS	Selling concession	Principal amount of Buffered PLUS for any single investor
100%	1.750%	<$1MM
99.625%	1.375%	≥$1MM and <$3MM
99.4375%	1.1875%	≥$3MM and <$5MM
99.250%	1.000%	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the preliminary pricing supplement, the prospectus supplement and the prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2009	Page 6

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000

Leverage factor:	200%

Buffer amount:	10%

Hypothetical maximum payment at maturity:	$1,340 (134% of the stated principal amount)

Minimum payment at maturity:	$100

Buffered PLUS Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the hypothetical maximum payment at maturity of $1,340.  In the payoff diagram, investors will realize the hypothetical maximum payment at maturity at a final index value of 117% of the initial index value. Based on the actual and hypothetical terms above:

–	If the underlying index appreciates 5%, investors would receive a 10% return, or $1,100.

–	If the underlying index appreciates 30%, investors will receive only the hypothetical maximum payment at maturity of 134% of the stated principal amount, or $1,340.

¡
If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $1,000.

¡
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 10%.  The minimum payment at maturity is $100.

¡	For example, if the final index value is equal to 70% of the initial index value, investors would lose 20% of their principal and receive only $800 at maturity, or 80% of the stated principal amount.

June 2009	Page 7

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is greater than the initial index value:

$1,000    +    Leveraged Upside Payment; subject to the maximum payment at maturity of $1,320 to $1,360 per Buffered PLUS (132% to 136% of the stated principal amount).

If the final index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $1,000

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($1,000    X    Index Performance Factor)  +    $100

Because the index performance factor will be less than 0.9, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $100 per Buffered PLUS.

June 2009	Page 8

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment of only 10% of the stated principal amount at maturity.  If the final index value is less than 90% of the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the underlying index, plus $100 per Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,320 to $1,360 per Buffered PLUS, or 132% to 136% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 200% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 132% to 136% of the stated principal amount, any increase in the final index value over the initial index value by more than 16% to 18% of the initial index value will not increase the return on the Buffered PLUS.

▪
Market price may be influenced by many unpredictable factors.  Numerous factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & CO. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value and volatility of the underlying index, the price and volatility of the commodity contracts that underlie the index, trends of supply and demand for the commodities underlying the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the Buffered PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Buffered PLUS prior to maturity may result in a loss.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪	Not equivalent to investing in the underlying index. Investing in the Buffered PLUS is not equivalent to investing in the underlying index or the futures contracts that underlie the underlying index.

▪
Several factors have had and may in the future have an effect on the value of the underlying index.  Investments, such as the Buffered PLUS, linked to the prices of agricultural commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying index and the value of your Buffered PLUS in varying and potentially inconsistent ways.

June 2009	Page 9

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

▪
The underlying index may in the future include contracts that are not traded on regulated futures exchanges.  The underlying index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the underlying index continues to be composed exclusively of regulated futures contracts.  As described below, however, the underlying index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying index and the value of the Buffered PLUS.  The underlying index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the underlying index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the underlying index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying index and, accordingly, the value of the Buffered PLUS.

▪
An investment in the Buffered PLUS will expose you to concentrated risk to agricultural commodities.  The commodity contracts that constitute the underlying index are concentrated solely in the agricultural sector.  An investment in the Buffered PLUS may therefore bear risks similar to a securities investment concentrated in a limited number of underlying related assets.  The underlying index is a global production weighted index of certain agricultural commodities in the world economy.  Global agricultural commodity prices are primarily affected by the global demand for and supply of those commodities, but is also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect agricultural commodity prices such as weather, disease and natural disasters.  Demand for agricultural commodities, such as wheat, corn and soy, both for human consumption and as cattle feed, has generally increased with worldwide growth and prosperity.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These

June 2009	Page 10

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

circumstances could adversely affect the value of the underlying index and, therefore, the value of the Buffered PLUS.

▪
Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.  Standard and Poor’s, a Division of The McGraw-Hill Companies, Inc., as the underlying index publisher, may add, delete or substitute the commodity contracts constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  Any of these actions could adversely affect the value of the Buffered PLUS.  Where the underlying index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & CO. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any such prices may differ from values determined by pricing models used by MS & CO., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that a buffered security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected commodity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or

June 2009	Page 11

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Buffered PLUS.

▪
Hedging and trading activity by MS & Co. and other affiliates could potentially adversely affect the value of the Buffered PLUS.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount investors may receive on the Buffered PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close before investors receive a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the index valuation date, could potentially affect the value of the underlying index on the index valuation date and, accordingly, the amount of cash investors will receive at maturity.

▪
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  As calculation agent, MSCG will determine the initial index value and the final index value and will calculate the amount of cash you will receive at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any price in the event of a market disruption event, may adversely affect the payout to you at maturity.

June 2009	Page 12

Buffered PLUS based on the S&P GSCITM Agricultural Index—Excess Return due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Index

The S&P GSCITM  Agricultural Index—Excess Return.  The S&P GSCITM  Agricultural Index—Excess Return is a sub-index of the S&P GSCITM Index - Excess Return (the “S&P GSCITM Index - ER”).  It represents only the agricultural components of the S&P GSCITM Index - ER.  The S&P GSCITM Index - ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCITM Index - ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM Index, the composition of which, on any given day, reflects the contract production weight and “roll weights” of the contracts included in the S&P GSCITM Index.  The S&P GSCITM Index is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM Index is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM Index are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM Index are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM Index are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM Index has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM Index, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.  For more information see “Description of Buffered PLUS—The Index” in the accompanying preliminary pricing supplement describing this offering.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Agricultural Index—Excess Return, which is owned and published by S&P, in connection with securities, including the Buffered PLUS.  See “Description of Buffered PLUS—License Agreement between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement describing this offering.

Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices, of the underlying index for each quarter in the period from January 1, 2004 through May 20, 2009.  The closing value of the underlying index on May 20, 2009 was 60.4129.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the index valuation date.
S&P GSCITM Agricultural Index—Excess Return	High	Low	Period End
2004
First Quarter	91.8953	81.0586	88.7140
Second Quarter	90.9241	74.2238	74.2238
Third Quarter	73.8438	63.3186	63.3186
Fourth Quarter	64.0775	60.8958	62.7439
2005
First Quarter	71.2753	60.0595	66.0426
Second Quarter	67.0478	61.2595	63.4540
Third Quarter	67.2715	58.4926	60.5075
Fourth Quarter	62.5634	56.8617	62.2018
2006
First Quarter	67.5117	61.4376	64.0334
Second Quarter	67.0173	60.2666	62.6106
Third Quarter	64.6676	55.3986	58.0597
Fourth Quarter	68.4385	57.1307	67.2024
2007
First Quarter	68.7605	61.4070	61.4070
Second Quarter	69.0120	59.1942	64.7066
Third Quarter	80.4355	63.6042	79.7965
Fourth Quarter	84.5540	72.7395	82.4163
2008
First Quarter	104.5839	83.6900	86.8744
Second Quarter	98.0550	79.9022	93.9854
Third Quarter	96.4848	67.7309	67.7309
Fourth Quarter	67.5010	46.2921	57.7398
2009
First Quarter	60.3124	49.5872	54.2413
Second Quarter (through May 20, 2009)	60.4129	52.7493	60.4129

June 2009	Page 13